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The following is a transcript to the Seres Therapeutics, Inc. (“Seres”) earnings conference call led by Eric D. Shaff, President and Chief Executive Officer of Seres, Marella Thorell, Executive Vice President and Chief Financial Officer of Seres, and certain other officers of Seres from August 13, 2024.

Seres Therapeutics, Inc. (Q2 2024 Earnings) August 13, 2024

Corporate Speakers

•	Carlo Tanzi; Seres Therapeutics Inc.; Investor Relations
•	Eric Shaff; Seres Therapeutics Inc.; President and Chief Executive Officer
•	Lisa von Moltke; Seres Therapeutics Inc.; Chief Medical Officer
•	Matthew Henn; Seres Therapeutics Inc.; Chief Scientific Officer
•	Teresa Young; Seres Therapeutics Inc.; Chief Commercial and Strategy Officer
•	Marella Thorell; Seres Therapeutics Inc.; Chief Financial Officer

Participants

•	Tessa Romero; JP Morgan; Analyst
•	Edward Tenthoff; Piper Sandler; Analyst
•	Pamela Barendt; TD Cowen; Analyst
•	Unidentified Participant; Oppenheimer; Analyst

PRESENTATION

Operator^  Good day. Thank you for standing by. At this time, I would like to welcome everyone to Seres Therapeutics Second Quarter 2024 Earnings Conference Call.

(Operator Instructions) I would now like to turn the conference over to Dr. Carlo Tanzi, Investor Relations.

Please go ahead.

Carlo Tanzi^  Thank you. And good morning.

Our press release with the company's second quarter 2024 financial results and a business update became available at 7:00 a.m. Eastern Time this morning and can be found on the investors and news section of the company's website.

The company has also posted an updated corporate presentation to the website.

I'd like to remind you that we are making forward-looking statements including related to the financial terms, timing and completion of the sale of VOWST assets to Nestle Health Science; the receipt of future payments and the use of proceeds of the transaction; the timing and results of clinical studies and data readouts; development plans and commercial opportunities; operating plans and our future cash runway; our planned strategic focus; and other statements which are not historical fact.

Actual results may differ materially.

On today's call with prepared remarks, I'm joined by Eric Shaff, Seres' President and CEO; Marella Thorell CFO; Dr. Lisa von Moltke, Chief Medical Officer; Dr. Matthew Henn, Chief Scientific Officer; and Dr. Terri Young, Chief Commercial and Strategy Officer.

With that, I'll pass the call to Eric.

Eric Shaff^  Thank you, Carlo. And good morning, everyone.

Last week, we announced our agreement to sell Seres VOWST assets of commercial rights to Nestle Health Science in exchange for substantial immediate and future financial consideration.

We held a call at that time to review the agreement and the deal terms and to provide a high-level view of our planned corporate strategy to advance our live biotherapeutics drug candidates, which are consortia bacterial strains cultivated from clonal master cell banks and rationally design and optimize target disease-relevant pathways. Today's call will focus on our SER-155 program, and the clinical data we look forward to obtaining next month and more broadly, our strategy moving forward. Later in the call we will provide a review of our second quarter financial results.

I'll begin with a recap of the VOWST asset sale and how this helps to support advancement of our pipeline.

We expect the transaction to close in the next 90 days.

As we discussed last week, the VOWST asset sale provides Seres with a meaningful capital infusion. Upon deal close, pending stockholder approval, we will receive $155 million in cash, which includes an upfront payment, a prepaid milestone payment and an equity investment, net of operational obligations we pay Nestle at close. The capital provided will strengthen our balance sheet, enable us to retire our existing debt facility and certain other operational liabilities and, most importantly, support the development of our pipeline of wholly-owned live biotherapeutics that build upon our previous successes and represent the next generation of our drug technology.

We are proud to have developed VOWST as the first-ever FDA-approved oral live microbiome therapy. VOWST has transformed the lives of thousands of patients with recurrent (inaudible) infections. Preventing devastating recurrences of infections for individuals who have limited FDA-approved therapeutic options.

In developing VOWST, we created numerous capabilities including entirely new manufacturing methods, and we collaborated with the FDA to secure regulatory approval for a product in an entirely new class of oral biotherapeutics.

Looking ahead, we believe that the capabilities, know-how and core intellectual property that we have developed over the last decade and our underlying technology platforms position Seres to continue to successfully advance new biotherapeutics and to address significant unmet medical needs and additional medically vulnerable patient populations.

We believe that there are near-term opportunities to apply our drug technology to prevent serious bacterial infections and related conditions such as bloodstream infections and febrile neutropenia in high-risk patients, such as allo-HSCT patients.

In the longer term, we plan to leverage our acquired capabilities and other diseases and conditions. More specifically, we believe we can develop our biotherapeutics to prevent infection in multiple medically vulnerable patient groups and we could address also GI immune-related diseases such as inflammatory bowel disease.

In summary, we believe the VOWST asset sale will enable Seres to create meaningful new biotherapeutics for diseases that are not able to be effectively addressed with conventional approaches thereby creating value for patients and other stakeholders. The transaction enables us to transform Seres into a number and more streamlined organization, deploying our financial and human capital to advance in pipeline assets through discovery and clinical development, core competencies of Seres.

We will be well positioned to build upon our extensive technical capabilities and to advance the development of potentially transformative new treatments for many serious diseases.

Our lead program, SER-155 is being evaluated in an ongoing Phase Ib study, and we are looking forward to obtaining important clinical data next month in the placebo-controlled cohort 2.

We anticipate this readout will extend the positive results observed in Cohort one and further highlight the potential for our novel therapeutic approach, expanding our prior clinical successes.

Seres is also developing another proprietary live biotherapeutic composition, SER-147 to improve clinical outcomes in patients with metabolic disease including those with chronic liver disease and those at high risk of bacterial infections. Matt will discuss this program shortly.

I'll now pass to Lisa to discuss SER-155 in more detail.

Lisa von Moltke^  Thank you, Eric.

SER-155 is a live biotherapeutic that was specifically designed to target the unmet medical needs of gastrointestinal-derived infections including bloodstream infections, as well as infection-associated negative clinical outcomes such as fever during periods of neutropenia.

SER-155 is being evaluated in a Phase Ib study in patients undergoing allo HSCT following a diagnosis of AML or other hematologic malignancy.

As a result of the extensive exposure to antibiotics and the effects of HSCT conditioning regimens, these patients often develop disruptive gastrointestinal microbiome resulting in functional deficiencies that often lead to pathogen overgrowth and domination in the GI tract.

These disruptions, coupled with diminished integrity of the GI epithelial barrier are associated with significantly increased risks of bloodstream infections, graft versus host disease and mortality. Last year, we reported promising Phase Ib cohort one clinical data with SER-155 being well tolerated in highly immunocompromised allo HSCT patients.

In this open-label cohort, SER-155 was administered to 13 subjects with 11 continuing to transplant.

Our data indicated that of the subjects administered SER-155, only a single patient had enteric pathogen domination within 30 days following stem cell transplant. This event was transient and the resulting incidence of domination in Cohort 1 was markedly lower than the incidents observed in a large reference cohort.

These data provide strong mechanistic evidence supporting the clinical intent of SER-155 to prevent GI pathogen domination and related bloodstream infections.

Next month, we will obtain data from study Cohort 2, which incorporates a randomized, double-blinded, placebo-controlled design and enrolled 45 subjects.

I'd like to review several of the specific study endpoints that we will be evaluating.

From a safety perspective, we would like to see continued evidence indicating that SER-155 is well tolerated.

It is important to note that our biotherapeutics candidates are derived from bacteria isolated from the GI tract of healthy humans and only include bacterial strains that have not been associated with infection.

As a result, we have reason to believe that the safety profile associated with our biotherapeutics will continue to be favorable as we have observed in our prior clinical studies.

From an efficacy perspective, we will be assessing the ability of SER-155 to decrease the incidence of GI-derived bloodstream infections within the first 30 and 100 days following HSCT, a period associated with a high rate of complications.

We will also evaluate if SER-155 administration results in decreased rates of fever during neutropenia and subsequent rates of antibiotic initiation.

In addition, we will examine if SER-155 is associated with the reduced incidence of acute graft versus host disease.

However, given recent changes in standard treatment practices, we expect the overall rate of GvHD to be low during the study assessment period. The cohort two results and our subsequent discussions with FDA will inform next steps, but we expect our next study to be global and that there could be an opportunity for it to be a single pivotal study.

We believe positive data from the Cohort two readout would further validate the promise of our live biotherapeutics modality to address serious infection and infection-related negative clinical outcomes in medically vulnerable populations including cancer patients with neutropenia, solid organ transplant recipients and individuals with chronic liver disease.

Assuming supportive Cohort two data, we have already begun to plan further development steps for SER-155 including a potential global registrational study in allo-HSCT and potentially also initiation of development in other medically vulnerable groups, high rates of bacterial infections.

I'll now pass the call to Matt to discuss the pharmacology data that we will be collecting in the SER-155 study.

Matthew Henn^  Thank you, Lisa.

SER-155 is a consortium of 16 bacterial strains that was rationally designed and optimized based on the functional properties of the individual strains as well as clinical insights from across Seres portfolio of clinical studies. This biotherapeutic is designed to prevent and reduce pathogen colonization, abundance and overgrowth in the GI tract and to promote epithelial barrier to reduce the likelihood of harmful bacteria translating from the GI to the bloodstream.

Additionally, there are bacteria included in SER-155 to modulate immune pathways to induce immune tolerance with the potential to impact GvHD.

In Cohort two of the SER-155 allo-HSCT trial, we will evaluate a number of pharmacology parameters including the kinetics and magnitude of drug species engraftment, meaning the outgrowth of bacteria in SER-155 in the gastrointestinal track and the abundance and overgrowth of harmful bacteria including those that can harbor antimicrobial resistance in the GI.

In addition, we will be evaluating changes in the GI microbiome and associated functions and a collection of host biomarkers to evaluate mechanisms of pathogen decolonization, epithelial barrier function and additionally, modulation of both local and systemic immune pathways that can induce immune tolerance. Cohort two pharmacology data and endpoints will be examined in the context of the placebo control and the reference control cohort. The pending pharmacology data could provide additional support for clinical outcomes observed.

In addition, these data will be important as we consider further development plans for SER-155 and targeting the prevention of infection in additional patient populations as well as GI-related immune diseases.

In addition to SER-155, we are developing SER-147 for compromised patients living with metabolic diseases.

SER-147 is an oral live biotherapeutic product candidate consisting of a consortium of cultivated bacteria designed to prevent gut-seated infections and associated downstream infections and spontaneous bacterial peritonitis, or SPP in chronic liver disease.

In the advanced stages of chronic liver disease known as decompensated cirrhosis, patients can exhibit gastrointestinal microbiome disruption and associated functional deficiencies. This, combined with the frequent contact with the healthcare system can drive increased susceptibility to bacterial infections and other negative clinical outcomes such as hospitalization.

SER-147 was designed and optimized using our reverse translational [MBTX] platform, enabling the data-driven selection of a unique set of bacterial strains with the desired functional properties. These strains were selected based on clinical insights and extensive preclinical in vitro and disease model screening of individual strains and lead consortium.

Our cultivated biotherapeutics are manufactured from single-strain isolates through fermentation methods that allow for efficient, scalable processes.

As with SER-155, we believe that SER-147 could represent another opportunity for Seres and we anticipate IND readiness in the second half of 2025.

I'll now pass the call to Terri to provide further context around our pipeline strategy.

Teresa Young^  Thank you, Matt. To summarize our general path forward, we believe our approach has demonstrated unique clinical success without in preventing frequent serious and extensive infection and we plan to build upon this success in additional medically vulnerable patients.

Our next step in this journey is to substantiate a highly attractive profile for SER-155 in terms of safety and efficacy with a short oral dosing regimen. With meaningful results next month from the Phase Ib study, we will begin to pursue additional therapeutic adjacencies for SER-155 as Lisa and Matt both outlined. Each adjacent patient population under consideration is significant in its own right, but together, they represent a substantial commercial opportunity.

The allo-HSCT population is comprised of approximately 3,000 patients annually across the US and Asia. Expansion across other hematologic malignancies would bring an additional 23,000 patients annually to the SER-155 patient pool from allo-HSCT and another 190,000 from hematologic cancer patients with high neutropenia rate.

For example, AML, multiple myeloma and non-Hodgkin lymphoma. These patients are mainly treated at large centers across the developed world, and therefore, we would benefit from an efficient commercial model designed to reach a concentrated set of HCP.

We are also considering expansion into other transplants with the potential to avoid infections in the 65,000 patients across the US and EU each year to receive solid organ transplants. The -- like kidney and liver.

Our next program, SER-147, provides the opportunity to prevent infections in chronic liver disease patients, another large patient.

We also believe our approach can make a difference for patients beyond activity against infection by addressing immune modulation. This would enable us to pursue additional highly prevalent conditions such as inflammatory bowel disease.

We remain excited about the breadth of opportunities in front of us.

It's worth reminding everyone that a key outcome of the VOWST asset sale to Nestle is that we will have full ownership of our entire next-generation of pipeline candidates providing strategic optionality as we move forward and positioning us to drive value for our key stakeholders.

Our pipeline prioritization has been informed by our knowledge of where microbiome disruption has been implicated in disease, thereby leaving patients vulnerable to serious and extensive infection.

We are also -- we also strongly consider diseases with high unmet needs, where a product with an attractive profile would bring a strong value proposition affording us pricing flexibility.

In addition, as we develop our future plans, we will carefully consider the required development path for all indications under evaluation to ensure that we can demonstrate clinical proof of concept at modest cost and in a timely manner.

In summary, we will continue to utilize a rigorous and data-driven approach to develop our pipeline strategy, which considers the strength of scientific rationale and commercial potential along with clinical development capability, time and cost. The SER-155 clinical results that we receive next month will be a key input to our path forward and will allow us to refine our plans.

We look forward to communicating more about our strategic path forward once we obtain and fully consider this important data set.

Now I'll turn the call over to Marella to share our financial results.

Marella Thorell^  Thanks, Terri. And good morning, everyone.

I'd like to discuss our financial results for the second quarter, starting with VOWST.

As a reminder, Seres does not recognize VOWST net sales in its financial statements, but instead under the terms of our prior agreements with Nestle, we share equally the product's commercial profits and losses, and we record our share in the collaboration profit and loss sharing related party line. VOWST profits and losses are determined based upon VOWST net sales, cost of goods sold and sales and marketing expenses. Net sales of VOWST for the second quarter were $14.4 million, reflecting an approximately 43% growth over the first quarter of this year.

As discussed in our first quarter update, Nestle refined their call strategy and increased call points to broaden their prescriber reach.

We remain confident in the potential of VOWST and Nestle continues to refine their launch execution to respond to market dynamics as they work to expand the business. Research and development expenses for the second quarter were $17.9 million, down from $46.8 million for the same period in 2023. The year-over-year decrease in R&D expenses was primarily driven by VOWST commercial manufacturing costs no longer being recognized in the Seres P&L, but instead being capitalized and recognized on our balance sheet.

In addition, reductions in headcount and other expenses from the restructuring announced at the end of 2023 contributed to lower expenses.

General and administrative expenses for the second quarter were $16.1 million, reduced from $28.1 million for the same period in 2023.

Again, reflecting lower headcount following the restructuring actions as well as lower professional fees and other cost reduction efforts.

We reported a net loss of $32.9 million for the second quarter of 2024 as compared to net income of $46.6 million for the same period in 2023. The changing result of a $125 million milestone payment received from Nestle in the second quarter of 2023 upon the FDA approval of VOWST, along with other operating expense reductions noted between the periods. More than a third of our employee base is expected to move to Nestle Health Science as part of the VOWST asset sale.

Seres will be a more focused and streamlined organization upon the sale, and we will continue to manage expenses prudently.

As a result, our cash burn will decline following the close of the transaction.

Turning to our cash position.

As of June 30, 2024, and we had $71.2 million in cash and cash equivalents. This does not include the cash infusion expected as part of the VOWST asset sale which we expect to close within 90 days of the August five signing.

We expect that the capital of team through the VOWST asset sale, if completed, to allow us to extend our cash runway enabling Seres to meaningfully advance its pipeline. Based on our current cash, future operating plans, and the capital expected to be received at transaction close, plus the installment payments expected in 2025 and accounting for the ongoing transaction-related obligations we anticipate a cash runway into the fourth quarter of 2025.

I'll now pass the call back to Eric.

Eric Shaff^  Thank you, Marella. And before we move forward, I'll just note that we have been made aware that there may be a technical issue with folks being able to access the call or at least the first part of the call from our website.

So following the completion of this call we will ensure that the full transcript from our remarks is posted and available to everybody.

Okay. Moving forward, Seres will pursue a focused corporate strategy where we will apply our experience with live biotherapeutics to improve patient outcomes in a variety of medically vulnerable patient populations.

As discussed, our immediate strategy is focused on reducing the risk of bacterial infections in high-risk populations.

In the future, we also believe that our biotherapeutics could be developed to address other large commercial opportunities including the treatment of autoimmune diseases such as inflammatory bowel disease.

As you've heard today we are very excited to obtain the SER-155 clinical data and allo-HSCT in September.

These data have the potential to highlight the tremendous opportunity we see in SER-155.

If we are successful, the medical and commercial opportunities for SER-155 could be very meaningful. Beyond SER-155, we are developing SER-147 for medically compromised patients with metabolic diseases, opening additional substantial opportunity.

We've already shown that our therapeutic approach can yield highly efficacious and well-tolerated medicine that can change lives.

We have the capabilities and with our recently announced transaction, we expect to have the capital to support the development of additional transformative new therapies for medically vulnerable patients.

Operator, with that, let's now open the call up to questions.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions) Your first question comes from the line of Tessa Romero with JPMorgan.

Tessa Romero^  The first one from us what signal or signals you are specifically looking for in cohort two for SER-155 around these key secondary endpoints that you've talked about today.

Then zooming ahead a little bit, can you provide a framework for how we should think about what a potential pivotal study might look like if Cohort two is successful. Just trying to get at kind of how the risk that trial design might be on the backside of Cohort 2.

And also how fast do you think you could get that pivotal study up and running?

Eric Shaff^  Let me start and maybe I'll pass it over to Lisa.

I think we lost a little bit of audio at the end there, but I think I heard most of the question.

So the first question was around how do we think about quantifying signal in an endpoint, I assume, on the efficacy side in the upcoming readout.

Second question was how quickly do we get to a next study?

And if it were pivotal, what does the kind of what smell and feel like in terms of time, cost and so forth.

So if I didn't butcher your questions, Tessa, maybe I can start and then Lisa can go from there.

I would start by just saying and reminding folks that this is a Phase Ib study.

So the primary endpoints are, of course, safety and the pharmacology that I think we mentioned, we do have the benefit of having a placebo arm, roughly 25 patients per cohort so we are looking to see signals. And as always, our studies tend to be pretty data-rich.

So maybe I can pass it to Lisa to talk about the parameters of the study and perhaps your questions about where we go with positive data.

Lisa von Moltke^  We have not been specific about the actual deltas that we're looking for, but I think we can go through the endpoints and starting with something like neutropenia and fever where rates are very, very high.

We have a chance to be able to see a very meaningful decrement just because it's so prevalent.

Something like bloodstream infections, which are less frequent, we still think we would be able to see a meaningful difference, but obviously the delta would not be the same.

Same thing for GI infection, Same thing for acute GvHD. With regard to the infectious endpoint, the other thing we're looking for is consistency, right?

We're wanting to see that we see a change in neutropenia and fever we're also seeing a change in antibiotic starts as well as BSIs.

So the consistency of that picture as well as then looking at the pathogen abundance data which mechanistically, we believe would underlie those findings will really be important.

So it's the individual end points yes, but it's also the consistency of the picture that we see that paints the idea that we're doing what we want to do.

Eric Shaff^  And the next question was around how do we think of the registration study.

Lisa von Moltke^  And I think what we would want is a study that builds on our experience with VOWST in that when you have a meaningful clinical delta, you can run an efficiently sized trial and that's what we'd be looking for.

We have some idea of the kind of safety database that agency wants.

So we would be using that experience to build a pivotal study, you could imagine on the same scale as the VOWST pivotal study as well as expecting a safety database requirement of about 300 total.

Operator^  Next question comes from the line of Ed Tenthoff with Piper Sandler.

Edward Tenthoff^  Looking forward to the data in September. Kind of looking forward a little bit as we were walking through the profile, I was thinking would it make sense for 155 in CAR T therapy.

And could it help with some of the challenges in terms of CRS and GvHD that's seen, especially with some of the new allogeneic therapies that are coming down the pipe. Just a thought I had.

I'm wondering what your view of that opportunity is.

Eric Shaff^  Let me hand it to Lisa.

Lisa von Moltke^  Yes. We absolutely think there could be applicability in CAR-T, both on -- from the infectious complications as well as the immunologic issues that you've just outlined.

I think that's the beauty of this trial, which is the ongoing trial, which is that we believe mechanistically, it applies to CAR-T as well as auto transplants and other indications where there's chemotherapy.

Matthew Henn^  Ted, one additional point too, which is you've known us for a long time, and we've been really focusing on that core mechanisms and biologies, both around the ability to prevent pathogens from colonizing and then decolonize as well as the epi barrier and inducing immune tolerance.

I think something that's really important in the context of our technologies.

We're bringing a novel approach forward that's not immunosuppressive.

I think that's particularly important in many of these different patient populations where we see challenges such as infections and other immune responses.

Lisa von Moltke^  So and Ted, just one more thing. There was a recent meta-analysis that came out in Nature Medicine that actually looked at the kinds of problems that CAR-T patients have that actually caused mortality.

The surprise in that paper was that infections are still an amazingly important issue and that more than 50% of the deaths are being attributed not to ICANs or to other things that are a bit more exotic, but to just infections.

So there's still a lot of work to be done on just that kind of fundamental issue.

Edward Tenthoff^  I'm looking forward to the data, and excited to hear more about the new 147 program.

Operator^  Next question comes from the line of Peyton Bohnsack with TD Cowen.

Pamela Barendt^  This is Pam on for Joe.

I guess a real quick one on SER-155 pivotal pipeline.

I know that you mentioned it's going to most likely be a global trial.

Could you talk about whether or not there are data sets for kind of the package and domination.

Because I know there's a reference data set that you guys tend to use is from MSK and whether or not you think that there will be any difference in the type and amount of pathogens for globally?

Then I have a follow-up.

Eric Shaff^  Maybe I'll ask Matt to comment.

I mean -- but before you do, just to make sure that we're level setting, right?

One of the really interesting aspect of this study is the first cohort for those that might not be aware, where we looked at pathogen domination in comparison as mentioned, versus a reference cohort that we have established with the partnership of MSK.

With some really interesting initial early signals around lower pathogen incidents -- domination instances than we might have thought based on that reference cohort including one out of -- I think it was 11 subjects and it was actually a transitory event.

So that's one of the reasons that we're so excited about this upcoming second cohort, particularly with the placebo control, but maybe Matt can comment further on your question.

Matthew Henn^  So there is global data around pathogen abundance.

I'd point you to a New England Journal of Medicine article that was published.

Obviously, we'd be happy to share that.

But there was work conducted there across major transplant centers globally including Asian as well as European centers and other centers in the US. Seres actually helps support so that work and the data are consistent across the globe.

The reason we use the reference cohort data set that we've developed with MSK is because we've put a lot of energy and time into collection of that.

So it's a very, very high-quality data set that we feel highly reflects what those rates look like, but those trends are observed in the global data sets as well.

Then you had a follow-up.

Pamela Barendt^  Yes. I did.

So I guess kind of could you go into any additional details about if -- when the Phase Ib cohort data -- that placebo control cohort data is positive?

What are the next steps with the agency?

What still needs to be required for actually initiating these studies. Do you have the package [premet] put together?

Eric Shaff^  Yes. I get the easy answer and then I can hand it to Lisa. The easy answer, of course is it depends what the data shows, right?

We always saw the data and that has been our experience including with what was then 109 now that we were thrilled with the results then. And -- but of course we follow the data including our discussions with the agency.

But maybe Lisa can comment a little bit more specifically around what the process looks like.

Lisa von Moltke^  We would be going to them to actually discuss the data in the next study as well as for designations around orphan drug and breakthrough and, obviously, we can't do too much until we actually get the data and then start to construct the argument.

But you can imagine we've given all of that a lot of thought. And clearly, on the breakthrough side, and orphan drug, we've done that before.

So we feel that that's a fairly straightforward kind of request coming from our experience.

Operator^  And the last question comes from the line of Jeff Jones with Oppenheimer.

Unidentified Participant^  This is [Sai] for Jeff.

We have a couple of questions.

First, can you share how you think of the pipeline post the VOWST like what the cautery you are using to decide when programs to bring that online?

And what drove you to select the 147 at the first program to bring back?

We have some to follow up.

Eric Shaff^  I think the question was around how do we decide to prioritize our programs perhaps in what we expect will be the closing of the Nestle transaction and our ability to focus more on the pipeline.

So I think there's some element of our process that Terri mentioned in her prepared remarks as we think about unmet need, as we think about where our technology has a, call it, an unshared advantage relative to other approaches and there's a lot of excitement that we have in terms of our technology based on our experiences has. This is a disease where companies have for many years tried to innovate and has had limited success.

We were successful in developing a therapeutic, which is highly efficacious, well-tolerated and oral.

We think that that's really a precedent that we can take forward into adjacencies and SER-155 has been the extent for us, which is one of the reasons we're so excited about the readout. 147, maybe I can ask Matt to talk about mechanistically why that's next on the list.

But certainly in our opinion, if we are successful with 155, it really opens up adjacencies where we can move, we think quickly with 155 with 147 and based on the cultivated side of our manufacturing platform, where we have a backbone of bacterial strains that we utilize as part of our therapeutics and then can switch out additional strains based on what we're hoping to do functionally, we think we've got the opportunity to move quickly.

So maybe I can ask Matt to comment for it.

Matthew Henn^  Yes. So I mean Seres as a company has always been data-driven and that's at the heart of how we make our decisions, whether it be the scientific data, the clinical data or the commercial data.

That's what we put into play as we think about prioritizing the various diseases.

We are highly focused as a company in settings of medically compromised patients, where we know there is a highly disruptive microbiome in the gastrointestinal tract which leads to functional deficiencies that are linked to various different disease outcomes.

What we've done at the company is has done a lot of work to understand which of those functional pathways we can successfully target with our drugs and actually modulate.

And that information is based on both preclinical and clinical data.

So when we looked across the spectrum of diseases, we saw real opportunities where, basically, the peer-reviewed literature had strong support for a microbiome connection.

We've been able to confirm those kinds of results and we're moving those forward.

So chronic liver disease is an example of that where we think there's a really nice lineup with basically what we believe our technology can do.

We see a path clinically, and we see a meaningful commercial opportunity.

Eric Shaff^  Last thing I'll just say is that with our ability to move quickly, and we also bring a mindset of focus.

We are deploying our capital and our resources in areas where we think there's the greatest opportunity for return and that, of course, is the idea behind the 155 readout and hopefully, what happens after that.

So that is our approach.

Unidentified Participant^  And for 50-50 profit loss sharing was continues well past the deal closing through fourth quarter 2025, as you mentioned.

We note that that one has turned profitable this quarter.

So can you speak to whether this anticipated to continue?

Or if the profit this quarter was associated with the any one-time like event?

Eric Shaff^  Maybe I can ask Marella to comment on the parameters of this past quarter and maybe what we expect going forward.

Marella Thorell^  The profit this quarter was a combination of two things. Number one was the overall collaboration loss for the enterprise of VOWST, which is the net sales, less the COGS, less the marketing expenses incurred by Nestle, and that was a loss for the period. The component that put us into a profit was the profit that we recognized on the transfer of inventory to Nestle when they sell that on to a third party. Going forward, that second component profit on inventory after the deal closes, will no longer be an element. The manufacturing operations will transfer over to Nestle we're providing some support through a transition services period, but we will no longer recognize profit.

So that element will be gone from the results.

So it will really just be a matter of the product profit and loss that we will absorb.

In the proxy, which we plan to publish in the coming days.

We will include an estimate for what that collaboration profit or loss will be for the period in which we'll continue to share.

Then as of closing, in the closing balance sheet, we will record a liability for an estimate of what that profit or loss sharing for the period will be, and we'll adjust that each quarter.

So you should think about the collaboration loss going forward in comparison to that one piece, that $6.6 million loss component of this quarter's results.

Operator^  There are no further questions at this time.

I turn the call back over to the management for closing remarks.

Eric Shaff^  Thank you, Operator.

And thanks to everyone for joining us this morning.

We appreciate your time.

And we look forward to keeping you updated as we go. Thanks very much.

And have a great week.

Operator^  This concludes today's conference call.

You may now disconnect.

Important Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed transaction involving Seres and SPN. Seres intends to file with the Securities and Exchange Commission (the “SEC”), a proxy statement and other relevant documents in connection with a special meeting of Seres’ stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Seres and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF SERES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SERES AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Seres with the SEC at the SEC’s website at www.sec.gov or from Seres at its website at ir.serestherapeutics.com.

Participants in the Solicitation

Seres and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Seres’ stockholders in connection with the proposed transaction will be set forth in Seres’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Seres’ stockholders. You may also find additional information about Seres’ directors and executive officers in Seres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 5, 2024, Seres’ Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the financial terms, timing and completion of the sale of VOWST assets to SPN; the receipt of future payments and the use of proceeds of the transaction,; the timing and results of our clinical studies and data readouts; future product candidates, development plans and commercial opportunities; operating plans and our future cash runway; our ability to generate additional capital; our planned strategic focus; anticipated timing of any of the foregoing and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) we have incurred significant losses, are not currently profitable and may never become profitable; (2) our need for additional funding; (3) our history of operating losses; (4) the restrictions in our debt agreement; (5) our novel approach to therapeutic intervention; (6) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (7) the competition we will face; our ability to protect our intellectual property; (8) our ability to retain key personnel and to manage our growth; (9) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; (10) our failure to obtain stockholder approval for the proposed transaction or to satisfy any of the other conditions to the completion of the proposed transaction; (11) the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, advertisers, partners and others with whom we do business, or on our operating results and businesses generally; (12) the risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction and the obligation to provide transition services; (13) our failure to receive the installment payments or the milestone payments in the future; (14) the significant costs, fees and expenses related to the proposed transaction; (15) the uncertainty of impact of the 50/50 profit and loss sharing arrangement on our reported results and liquidity; (16) the risk that the proposed transaction will not be completed within the expected time period or at all and (17) we may not be able to realize the anticipated benefits of the proposed transaction. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), on May 8, 2024, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Any such forward-looking statements represent management’s estimates as of the date of this communication. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.